Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF UT AUTOMOTIVE DEARBORN, INC.

1.	The name of the corporation is: UT Automotive Dearborn, Inc.
2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4.

The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) and the par value of each of such shares is Ten Dollars ($10.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5.	The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Lloyd D. Doigan	5200 Auto Club Drive
Dearborn, Michigan 48126

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address
Masazumi Sone	5200 Auto Club Drive
Dearborn, Michigan 48126

Michael O. Brown	5200 Auto Club Drive
Dearborn, Michigan 48126
Rajesh K. Shah	5200 Auto Club Drive
Dearborn, Michigan 48126
Lloyd D. Doigan	5200 Auto Club Drive
Dearborn, Michigan 48126

6.	The corporation is to have perpetual existence.
7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.
8.	Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time-to-time by the board of directors or in the by-laws of the corporation.

9.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of December, 1997.

/s/ Lloyd D. Doigan

Lloyd D. Doigan

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF UT AUTOMOTIVE DEARBORN, INC.

(hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation is UT AUTOMOTIVE DEARBORN, INC.
2.	The certificate of incorporation of the corporation is hereby amended by striking out Article 4 thereof and by substituting in lieu of said Article the following new

Article 4:

The total number of shares of stock that the corporation shall have authority to issue is three hundred (300) shares of common stock, par value of $10.00 per share (which includes the 100 shares of capital stock authorized in the original Certificate of Incorporation), and three hundred (300) shares of preferred stock, par value $.01 per share, with such terms as the Board of Directors shall determine.

3.	The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation

Law of the State of Delaware.

Executed on this 11th day of March, 1999.

UT Automotive Dearborn, Inc.

By:	/s/ William H. Trachsel
William H. Trachsel
Its Vice President

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES

AND RELATIVE, PARTICIPATING OR OTHER RIGHTS, AND THE

QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

SERIES A 7% PREFERRED STOCK
($0.01 Par Value)

OF UT AUTOMOTIVE DEARBORN,

INC.

____________________

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

____________________

UT AUTOMOTIVE DEARBORN, INC., a Delaware corporation (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article IV of the Certificate of Incorporation of the Corporation, which approved the Certificate of Designation of the preferred stock and authorized the issuance of up to 129 shares of preferred stock, by unanimous written consent of the Board of Directors dated March 11,.1999:

RESOLVED, that the Certificate of Designations of the Series A Preferred Stock be, hereby is, approved and adopted setting forth the relative rights, preference and powers of the Series A Preferred Stock, par value $.01 per share, of the Corporation.

Section 1. Number of Shares and Designation. Three Hundred (300) shares of the preferred stock, $0.01 par value, of the Corporation are hereby constituted as a series of the preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”). Without the consent of the than current holders of shares of Series A Preferred Stock as provided for herein, the number of shares of Series A Preferred Stock may not be increased and may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

Section 2. Definitions. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Common Stock” shall mean the Common Stock of the Corporation, par value $10.00 per share.

“Issue Date” shall mean the first date on which shares of Series A Preferred Stock are issued.

Section 3. Dividends, (a) The holders of shares of the Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefore, dividends at a rate of 7% per share per annum on the Liquidation Preference (as defined below). Each such dividend shall be payable in arrears to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record date(s), not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

(b)          Except as provided in Section 5(a), holders of shares of Series A Preferred Stock called for redemption on a redemption date between a dividend payment record date and the dividend payment date shall not be entitled to receive the dividend payable on such dividend payment date.

(c)         So long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock, for any period, nor shall any shares ranking on a parity with or junior to the Series A Preferred Stock be redeemed or purchased by the Corporation or any Subsidiary, unless dividends declared and paid on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock in accordance with paragraph (a) of this Section 3.

Section 4. Liquidation Preference, (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series A Preferred Stock, upon liquidation, dissolution or winding up, the holders of the shares of Series A Preferred Stock shall be entitled to receive $ 1,000,000 per share plus an amount equal 10 all dividends declared and unpaid thereon to the date of final distribution to such holders; thereafter, such holders shall be entitled to share ratably with the holders of the shares of Common Stock as provided in paragraph (b) of this Section 4. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock, and any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments in respect thereof, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to Series A Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock, as provided in paragraph (a) of -this Section 4, holders of shares of Series A Preferred Stock shall be entitled to share ratably with holders of shares of Common Stock and any other class or series entitled to participate with the Common Stock in the event of liquidation, dissolution or winding up, in any and all assets remaining to be paid or distributed.

Section 5. Redemption at the Option of the Corporation. (a) Series A Preferred Stock may not be redeemed by the Corporation prior to the fifth anniversary of the Issue Date. After the fifth anniversary of the Issue Date, the Corporation, at its option, may redeem the shares of Series A Preferred Stock, in whole or in part, for an aggregate redemption price of $1,000,000 per share plus an amount per share equal to declared and unpaid dividends, if any, to the date fixed for redemption, out of funds legally available therefore, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below.

(b) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock records of the Corporation, which notice shall be unconditional and irrevocable. Each such notice shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the prompt payment of the redemption price), (i) the shares of the Series A Preferred Stock so called for redemption shall no longer be deemed to be outstanding and (ii) all lights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon after the redemption date) shall cease. If the Corporation fails to provide money for the payment of the redemption price within 30 days after the redemption date, the redemption price shall accrue interest at the rate of 15% per annum.

Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Series A Preferred Stock arc to be redeemed, shares to be redeemed shall be selected pro rata (as nearly as may be) by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Section 6. Shares to be Retired. All shares of Series A Preferred Stock purchased or redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

Section 7. Ranking. Any class or classes of stock of the Corporation shall be deemed to rank;

(i) prior to the Series A Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock;

(ii) on a parity with the Series A Preferred Stock, (A) as to dividends, if the holders of such class of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of declared and unpaid dividends per share, without preference or priority one over the other, or (B) as to distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock and the Series A Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of liquidation prices, without preference or priority one over the other; and

(iii) junior to the Series A Preferred Stock, (A) as to dividends, if the holders of Series A Preferred Stock shall be entitled to die receipt of dividends in preference or priority to the holders of shares of such stock or (B) as to distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock.

Sections. Voting, (a) Except as herein provided or as otherwise from time to time required by law, holders of Series A Preferred Stock shall have no voting rights.

(b) So long as any shares of the Series A Preferred Stock remain outstanding, the consent of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

(ii) the increase in the authorized or issued amount of Series A Preferred Stock; or

(iii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation of the Corporation (including any of the provisions hereof) which would affect any right, preference or voting power of Series A Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such rights, preferences or voting powers.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within 30 days after such time.

Section 9- Record Holders. The Corporation may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William H. Trachsel, its Vice President, this 11th day of March, 1999.

UT AUTOMOTIVE DEARBORN, INC.

By: /s/ William H. Trachsel

William H. Trachsel Vice President

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

UT Automotive Dearborn, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of UT Automotive Dearborn, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

FIRST: The name of the Corporation is “Lear Automotive Dearborn, Inc.”

SECOND: That in lieu of a meeting and vote of its sole stockholder, the stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said UT Automotive Dearborn, Inc. has caused this Certificate to be signed by its Vice President and Secretary this 28th day of May, 1999.

/s/ Joseph F. McCarthy
Joseph F. McCarthy